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Exhibit 21.1

Subsidiaries of ATX Communications, Inc.

ATX Licensing, Inc.
ATX Telecommunications of Virginia, LLC.
CoreComm California, Inc.
CoreComm Communications, Inc.
CoreComm Illinois, Inc.
CoreComm Indiana, Inc.
CoreComm Internet Group, Inc.
CoreComm Maryland, Inc.
CoreComm Massachusetts, Inc.
CoreComm Michigan, Inc.
CoreComm Missouri, Inc.
CoreComm New Jersey, Inc.
CoreComm New York, Inc.
CoreComm Newco, Inc.
CoreComm Ohio, Inc.
CoreComm Oregon, Inc.
CoreComm Pennsylvania, Inc.
CoreComm Rhode Island, Inc.
CoreComm Services, LLC CoreComm Vermont, Inc.
CoreComm West Virginia, Inc.
CoreComm Wisconsin, Inc.
CoreComm-ATX, Inc.
CoreComm-Voyager, Inc.
Cortelyou Communications, Corp.
Digicom, Inc.
FCC Holdco I, Inc.
Fiberstream of New York, Inc.
Fiberstream, Inc.
Horizon Telecommunications, Inc.
MegsINet Internet, Inc.
Voyager Data Services, Inc.
Voyager Information Networks, Inc.